Exhibit 99.1
Ambac Financial Group Completes Sale of Its Legacy Financial Guarantee Businesses to Oaktree
NEW YORK, September 29, 2025—Ambac Financial Group (“Ambac”) (NYSE: AMBC), an insurance holding company, today announced it has completed the sale of its legacy financial guarantee businesses, Ambac Assurance Corporation and Ambac Assurance UK Limited, to funds managed by Oaktree Capital Management, L.P. (“Oaktree”) for $420 million in cash.
“Today’s announcement represents the completion of our strategic transformation into a pure-play MGA and specialty insurance platform,” said Ambac President and Chief Executive Officer Claude LeBlanc. “This transaction is a defining moment in our Company’s history, positioning us to focus exclusively on long-term growth and value creation and building on the solid foundation we’ve established since the launch of our specialty insurance business in 2020.”
Greg Share, Managing Director for Oaktree’s Global Opportunities strategy, said, “We are pleased to complete this corporate carve-out in support of Ambac’s transition to a pure-play MGA specialty insurance business. This transaction underscores our commitment to partnering with companies seeking to complete successful strategic transformations. We look forward to supporting Ambac in its next phase of growth.”
Moelis & Company LLC served as exclusive financial advisor and Debevoise & Plimpton LLP provided legal counsel to Ambac. BlackRock’s Financial Markets Advisory team served as valuation advisor and Kirkland & Ellis LLP served as legal counsel to Oaktree.
About Ambac
Ambac Financial Group, Inc. (“Ambac”) is an insurance holding company headquartered in New York City. Ambac consists of a diverse mix of specialty insurance underwriting and distribution businesses in the U.S. and U.K. Ambac’s common stock trades on the New York Stock Exchange under the symbol “AMBC”. For more information, visit www.ambac.com.
About Oaktree
Oaktree is a leader among global investment managers specializing in alternative investments, with $209 billion in assets under management as of June 30, 2025. The firm emphasizes an opportunistic, value-oriented, and risk-controlled approach to investments in credit, equity, and real estate. The firm has more than 1,450 employees and offices in 26 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.
Forward-Looking Statements
In this press release, statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential,” “poised,” “scale” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.

CONTACTS
Investors:
ir@ambac.com
Media:
Kate Smith
Director, Corporate Communications
ksmith@ambac.com

Source: Ambac Financial Group, Inc.